Exhibit 5.1

Lenz & Staehelin
Route de Chêne 30
CH-1211 Genève 6
Tél: +41 58 450 70 00
Fax: +41 58 450 70 01

Brandschenkestrasse 24
CH-8027 Zurich
Tél: +41 58 450 80 00
Fax: +41 58 450 80 01

Avenue de Rhodanie 58
CH-1007 Lausanne
Tél: +41 58 450 70 00
ObsEva SA	Fax: +41 58 450 70 01
Chemin des Aulx 12 1228 Plan-les-Ouates Switzerland	www.lenzstaehelin.com

Geneva, September 8, 2020

20156.010 / M1.6710180_4 / TRABF

ObsEva SA – Prospectus Supplement to Registration Statement on Form F-3

Ladies and Gentlemen,

We have acted as special Swiss counsel to ObsEva SA (the “Company”) in connection with (i) a registration statement on Form F-3, filed with the U.S. Securities and Exchange Commission on August 7, 2019 and declared effective on August 14, 2019, including the prospectus dated August 14, 2019 (the “Registration Statement”) and (ii) a prospectus supplement filed with the U.S. Securities and Exchange Commission on September 8, 2020 (the “Prospectus Supplement”) relating to the offer and sale of (a) 5,490,000 common shares, with a par value of CHF 1/13 each, of the Company (each a “Common Share”), (b) pre-funded warrants to purchase up to an aggregate of 958,240 Common Shares, at an exercise price of CHF 1/13 per Common Share (the “Pre-Funded Warrants”), and (c) purchase warrants to purchase up to an aggregate of 6,448,240 Common Shares, at an exercise price of USD 3.43 per Common Share (the “Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”). As such counsel, we have been requested to render an opinion as to certain matters of Swiss law.

Partners Geneva: Shelby R. du Pasquier · Guy Vermeil · Mark Barmes* · François Rayroux · Jean-Blaise Eckert · Daniel Tunik ·

Olivier Stahler · Andreas Rötheli · Xavier Favre-Bulle · Benoît Merkt · David Ledermann · Jacques Iffland · Daniel Schafer · Miguel Oural ·

Fedor Poskriakov · Frédéric Neukomm · Cécile Berger Meyer · Rayan Houdrouge · Floran Ponce

Zurich Patrick Hünerwadel · Stefan Breitenstein · Matthias Oertle · Martin Burkhardt · Heini Rüdisühli · Marcel Meinhardt ·

Patrick Schleiffer · Thierry Calame · Beat Kühni · Lukas Morscher · Tanja Luginbühl · Prof. Jürg Simon · Matthias Wolf · Hans-Jakob Diem ·

Prof. Pascal Hinny · Harold Frey · Marcel Tranchet · Tino Gaberthüel · Astrid Waser · Stephan Erni · Dominique Müller · Alexander Greter · Peter Ling

Lausanne: Lucien Masmejan

Admitted to the Bar	* Solicitor (England & Wales)

I.	Reviewed Documents

For the purpose of giving this opinion, we have only examined the following documents (the “Documents”):

(i)	a copy of the Registration Statement;

(ii)	a copy of the Prospectus Supplement;

(iii)

a copy of the executed minutes of the meeting of the board of directors of the Company (the “Board”), held on September 3, 2020, resolving inter alia on (a) the approval of the issuance of the Warrants, (b) the establishment of a special committee (the “Pricing Committee”), with the authority to approve the final terms of the Warrants, including the number of Common Shares issuable upon exercise of the Warrants, and (c) the reservation of a portion of the conditional capital for financing purposes set out in article 5b of the articles of association of the Company (the “Conditional Capital”) for allowing the issuance of a certain number of Common Shares upon exercise of the Warrants (the “Minutes of the Approval Board’s Meeting”);

(iv)

a copy of the executed minutes of the meeting of the Pricing Committee, held on September 3, 2020, resolving inter alia on (a) the terms of the Warrants and (b) the reservation of (x) an amount of CHF 73,710 and CHF 10/13 out of the Conditional Capital for allowing the issuance of up to 958,240 Common Shares upon exercise of the Pre-Funded Warrants (the “Pre-Funded Warrant Shares”) and (y) an amount of CHF 496,018 and CHF 6/13 out of the Conditional Capital for allowing the issuance of up to 6,448,240 Common Shares upon exercise of the Purchase Warrants (the “Purchase Warrant Shares” and the “Minutes of the Pricing Committee’s Meeting”);

(v)

an executed copy of the underwriting and placement agency agreement dated September 3, 2020 between the Company, on the one hand, and H.C. Wainwright & Co., LLC on the other hand as representative of the underwriter named therein and as placement agent (the “Underwriting and Placement Agency Agreement”), including the terms of the Pre-Funded Warrants (the “Pre-Funded Warrant Terms”) and the terms of the Purchase Warrants (the “Purchase Warrant Terms”);

(vi)

a copy of the executed decisions by way of written consent of the Board, dated September 3, 2020, resolving inter alia to increase the share capital of the Company by an amount of CHF 600,789 and CHF 9/13 through the issuance of 7,810,266 Common Shares (the “New Shares”), of which 5,490,000 New Shares are to be subscribed for by the underwriter (the “Offered Shares” and the “Circular Board Resolutions”);

(vii)

a copy of the notarized public deed of the minutes of the meeting of the Board, held on September 7, 2020, resolving inter alia that the New Shares have been validly subscribed and that the articles of association of the Company be amended accordingly (the “Minutes of the Acknowledgment Board’s Meeting” and together with the Minutes of the Approval Board’s Meeting, the “Minutes of the Board’s Meetings”);

(viii)

a copy of the articles of association of the Company, as amended by the Board on September 7, 2020 (the “Articles of Association”) and deposited with the Commercial Register of the Canton of Geneva; and

(ix)	the original of a certified extract from the Commercial Register of the Canton of Geneva dated September 8, 2020, relating to the Company (the “Extract”).

No documents have been reviewed by ourselves in connection with this opinion other than those listed above. Accordingly, our opinion is limited to the above Documents and their legal implications under Swiss law.

II.	Assumptions

In rendering the opinion below, we have assumed:

a)	the genuineness of all signatures;

b)	the authenticity of all Documents submitted to us as originals;

c)	the completeness of and conformity to the originals of all Documents submitted to us as copies;

d)	that the terms and conditions governing the Pre-Funded Warrants will be as set out in the Pre-Funded Warrant Terms;

e)	that the terms and conditions governing the Purchase Warrants will be as set out in the Purchase Warrant Terms;

f)	that, under the laws by which they are governed, the Underwriting and Placement Agency Agreement and the Warrants are valid and enforceable in accordance with their respective terms ;

g)	that the Circular Board Resolutions and the resolutions of the Board contained in the Minutes of the Board’s Meetings and the resolutions of the Pricing Committee contained in the Minutes of the Pricing Committee’s Meeting have been duly passed in the manner set forth therein and accurately reflect the resolutions and other matters stated therein, and have not been amended or rescinded and are in full force and effect;

h)

that the Articles of Association and the Extract are unchanged and correct as of the date thereof and no changes have been made which should have been or should be reflected in the Articles of Association or the Extract as of the date hereof;

i)

that the Registration Statement and the Prospectus Supplement will continue to be effective and the offering and sale of and payment for the Offered Shares will be in accordance with the limitations referred to in the Prospectus Supplement;

j)	that the Pre-Funded Warrants will not be exercised on the Initial Exercise Date (as defined in the Pre-Funded Warrant Terms);

k)

that as long as the Warrants are outstanding, the amount reserved by the Board out of the Conditional Capital for allowing the issuance of the Pre-Funded Warrant Shares and Purchase Warrant Shares shall be at least equal to the aggregate par value of the number of Common Shares that may be issued upon exercise of such outstanding Warrants;

l)

that, at the time of exercise of the Purchase Warrants, the Exercise Price (as defined in the Purchase Warrant Terms) of the Purchase Warrants, as converted into Swiss francs, will be at least equal to CHF 1/13;

m)	to the extent relevant for purposes of this opinion, that all factual information contained in, or material statements given in connection with, the Documents are true, complete and accurate; and

n)	that there are no factual circumstances of which we are unaware and no provisions of the laws of any jurisdiction other than Switzerland that may affect the opinions expressed herein.

III.	Opinion

Based upon the foregoing and subject to the qualifications set out below, we are of the opinion that:

a)	the Offered Shares are validly issued, fully paid-in and non-assessable;

b)

the Pre-Funded Warrant Shares to be issued upon exercise of the Pre-Funded Warrants will be validly issued, fully paid-in and non-assessable in accordance with Article 653e of the Swiss Code of Obligations, upon exercise of the Pre-Funded Warrants in accordance with the exercise modalities defined by the Pre-Funded Warrant Terms, in particular payment of the Exercise Price (as defined therein) on the Swiss Bank Account (as defined therein); and

c)

the Purchase Warrant Shares to be issued upon exercise of the Purchase Warrants will be validly issued, fully paid-in and non-assessable in accordance with Article 653e of the Swiss Code of Obligations upon exercise of the Purchase Warrants in accordance with the exercise modalities defined by the Purchase Warrant Terms, in particular payment of the Exercise Price (as defined therein) on the Swiss Bank Account (as defined therein).

IV.	Qualifications

The above opinion is subject to the following qualifications:

a)

Our opinion is limited to Swiss law as existing and interpreted on the date hereof. We have abstained from examining any issues of any other jurisdiction and therefore no opinion on matters other than Swiss law is to be inferred from our opinion.

b)

In this opinion, Swiss legal concepts are expressed in the English language and not in their original language. These concepts may not be identical to the concepts described by the same English language terms as they exist under the laws of other jurisdictions.

c)

This opinion is based on the current provisions of the laws of Switzerland and the regulations thereunder in effect on the date hereof and only as currently interpreted in Switzerland. Such laws and their interpretation are subject to change.

d)	We express no opinion as to the accuracy or completeness of the information contained in the Registration Statement or the Prospectus Supplement.

e)

We express no opinion as to any commercial, calculating, auditing or other non-legal matters, including for what regards the decision of the Board to cancel pre-emptive rights of existing shareholders. Further, this opinion does not cover any matter relating to Swiss or foreign taxes. This opinion is also confined to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matter.

We have rendered this opinion as of the date hereof and we assume no obligation to advise you of changes that may thereafter be brought to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Report on Form 6-K filed on the date hereof and to the incorporation by reference of this Opinion in the Registration Statement, and to the references to us under the heading “Legal Matters” contained in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

This opinion shall be governed by and construed in accordance with the laws of Switzerland.

Sincerely yours,

Lenz & Staehelin

/s/ Jacques Iffland